Exhibit 10.1

Separation and Transition Agreement

September 2, 2015

Tracy K. Price

c/o ABM Industries Incorporated

152 Technology Drive

Irvine, CA 92618

Dear Tracy:

This Separation and Transition Agreement (this “Separation Agreement”) between ABM Industries Incorporated (“Company” or “ABM”) and you sets forth the terms of your separation from the Company, including certain waivers and releases by you required under your Employment Agreement dated January 13, 2015 (the “Employment Agreement”) in order to receive certain separation payments and benefits, as set forth in detail below. This Separation Agreement also sets forth the terms of your transition period with the Company for a limited period of time. By signing this Separation Agreement, you and the Company agree as follows:

1.	Notice and Transition Services

(a)          In accordance with the notice provisions set forth in Section 6.3 of the Employment Agreement, your last day of employment under the terms of the Employment Agreement will be November 1, 2015 (the period from the date hereof through such date, the “Notice Period”). However, effective immediately on the date of this Separation Agreement set forth above, you will no longer be an Executive Vice President of the Company but instead will serve in a non-executive transitional role at the same base pay rate as is currently in effect. You acknowledge and agree that the foregoing satisfies any notification requirement under the Employment Agreement. Upon request by the Company, you will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation from any positions you have held as an officer, director, and/or employee of the Company and its subsidiaries and affiliates.

(b)          Following the Notice Period, you will remain employed by the Company on a full-time basis until January 11, 2016, unless the Company terminates your employment for Cause or due to your breach of Section 4 of this Separation Agreement, or you resign, prior to such date (as applicable, the “Separation Date”). During the period from the end of the Notice Period through the Separation Date (the “Transition Period”), you will provide the services set forth on Exhibit A. For purposes of this Separation Agreement, “Cause” shall mean the occurrence of one of the following: (i) your serious misconduct, dishonesty, disloyalty, or insubordination; (ii) your conviction (or entry of a plea bargain admitting criminal guilt) of any felony or a misdemeanor involving moral turpitude; (iii) drug or alcohol abuse that has a material or potentially material effect on Company’s reputation and/or on the performance of your duties and responsibilities under this Separation Agreement; (iv) your failure to substantially perform your duties and responsibilities under this Separation Agreement and Exhibit A thereto; (v) your repeated inattention to duty; (vi) your material violation of Company’s Code of Business Conduct; and (vii) any other material breach of this Separation Agreement by you. In addition:

1.	You will receive a salary of $20,000 per month for the months of November and December, 2015 and a proration of such $20,000 amount for the period of January 1,

2016 through January 11, 2016, in each case, less applicable state and federal withholdings, paid in installments according to the Company’s standard payroll practices.

2.	You will not be eligible for a bonus except as set forth in Paragraph 3 below.
3.	You will continue to participate in any of the Company’s benefit plans and policies during the Transition Period, subject to the requirements under such plans and policies as in effect from to time as well as applicable law.
4.	Your ABM equity awards will continue to vest through January 11, 2016, subject to the terms and conditions of the applicable award documents. All of your unvested ABM equity awards will terminate on January 11, 2016.
5.	Your Executive Change in Control Agreement will no longer be in effect and will terminate at the end of the Notice Period.

2.	Status of Compensation and benefits

Whether you sign this Separation Agreement or not, you will, subject to applicable tax withholding:

a.	be paid any accrued but unpaid salary, together with accrued but unused vacation (based on the salary level as in effect at the same of such vacation accrual) to the extent required by law, through the Separation Date;
b.	be notified of your right to continue your health, dental and vision insurance coverage as well as EAP services under the COBRA law for a specified period of time (usually 18 months);
c.	will receive $10,000 per year, starting at the Separation Date and on each anniversary of the Separation Date thereafter through, and concluding with, the ninth anniversary of the Separation Date, to assist you in purchasing health insurance for you and your spouse; provided that in the event that you die prior to such ninth anniversary, ABM shall pay your surviving spouse $10,000 per year, as described above, until the first to occur of (i) the death of your spouse or (ii) such ninth anniversary;
d.	not be covered by any basic or supplemental life, short term disability or personal accident insurance offered through the Company after your Separation Date; however, you will have 31 days from your Separation Date to convert any of these group polices to an individual policy;
e.	not be eligible to contribute additional amounts or receive additional matching contributions in the ABM 401(k) Employee Savings Plan after the Separation Date; however, monies in your account will be available to you under the terms of the plan; provided that (i) if your account balance is in excess of $5,000 (excluding amounts previously rolled into the plan), you can allow that balance to remain in the plan or (ii) where a lesser account balance remains, you will be notified that the balance will be distributed to you, but in either case, you can choose to roll-over the account balance to an outside 401(k) plan or IRA; and
f.	be entitled to exercise your vested stock options only for the period specified in the applicable equity award agreement or plan.

3.	Severance Benefits

So long as you are not terminated for Cause, and you do not resign, prior to the end of the Notice Period, and in consideration for you signing this Separation Agreement and subject to your execution (no earlier than the Separation Date but no later than 21 days thereafter) of the release attached hereto as Exhibit B (the “Release”), and non-revocation within the period specified therein, which shall be in addition to the release set forth in Paragraph 5 of this Separation Agreement, and your continuing compliance with all continuing obligations under the

Employment Agreement and those set forth in Paragraph 4 hereof, you will receive the following additional payments and benefits (“Severance Benefits”), in full satisfaction of any amounts under the Employment Agreement, all subject to applicable tax withholding:

a.	Cash Payment. Starting no earlier than five business days after the Separation Date, the Company will pay you a total of $1,814,374, less withholdings, which equals 18 months base pay and target bonus under the Company’s annual performance incentive program, payable in substantially equal semi-monthly installments over 18 months following the Separation Date;
b.	FY2015 Bonus. The Company will pay you your fiscal year 2015 bonus, if and to the extent determined by the Compensation Committee based on the Company’s actual performance for the entire fiscal year with the individual portion calculated at 100%. The fiscal year 2015 bonus shall be paid at such time as bonuses for fiscal year 2015 are paid to employees generally, but in no event later than February 28, 2016.
c.	Equity Awards. Pursuant to the termination without Cause provisions of the applicable equity award documents, you will remain eligible for prorated vesting with respect to the following performance share awards (with the specified share numbers representing the original grant at target): January 14, 2014 award of 12,969 shares, September 8, 2014 award of 6,749 shares and January 15, 2015 award of 12,807 shares, with such proration determined by dividing the number of whole months from the applicable grant date through the Separation Date by 36 (which is the total number of months in the performance period for each such award); provided that vesting of any portion of such performance share awards will be subject to the achievement of the applicable performance conditions for each individual award, according to the terms thereof.

No Severance Benefits will be paid or provided until after the Separation Date. You acknowledge that the compensation and benefits provided under this Separation Agreement are greater than what you would be legally entitled to receive in the absence of this Separation Agreement. You acknowledge (a) receipt of all compensation and benefits due through the date you sign this Separation Agreement as a result of services performed for the Company; (b) you have reported to the Company any and all work-related injuries incurred during employment; and (c) the Company properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

Section 409A Tax Considerations. This Separation Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Code, and this Separation Agreement will be interpreted in a manner consistent with that intent. Notwithstanding the above, you shall not be considered to have terminated employment with the Company for purposes of this Paragraph 3, and no Severance Benefits shall be due to you, unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”). Each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A, and any Severance Benefits that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Except for the foregoing “short-term deferral” payments, the Company intends that the Severance Benefits be exempt from Section 409A of the Code as payments under a “separation pay plan” within the meaning of Treasury Regulation § 1.409A-1(b)(9), up to the limits set forth in such regulation. In the event that it would be possible for any Severance Benefit to be paid in either of two calendar years, depending on when you sign the Release, then to be extent required to avoid being subject to Section 409A of the Code, any such Severance Benefits will not be paid until the calendar year following the calendar year in which your separation from service occurs. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Severance Benefits that would otherwise be payable or provided during the six-month period immediately following your “separation from service” within the meaning of Section 409A shall instead be paid on the first business day after the date that is six months following such “separation from service” (or upon your death, if earlier). To the extent any expense reimbursement or the provision of any in-kind benefit under this Separation Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4.	Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Section 5 of your Employment Agreement, which expressly survive the termination of your employment. Without limiting the foregoing, from the date hereof until the certification of the stockholder vote at the ABM 2017 Annual Meeting of Stockholders, you agree not to, and not to advise or provide services to, or otherwise become engaged with, any person, business or entity that attempts to (i) control, change or influence ABM’s board of directors or management, including with respect to any plans or proposals to change the number or term of directors or to fill any vacancies on the ABM Board, (ii) publicly act to seek any material change in the Company’s management, business, policies or corporate structure, (iii) initiate, propose or otherwise solicit stockholders of the Company for the approval of any stockholder proposals, or (iv) cause stockholders of the Company to vote contrary to the recommendation of ABM’s board of directors on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders.

Provided, however, that the Company agrees that actions taken by you contemplated by the Confidential Terms and Conditions Regarding Unified Workforce dated September 2, 2015 (the “Terms”) shall not constitute “Cause” for purposes of this Separation Agreement. The Company further agrees you may solicit, negotiate with and hire any of the individuals listed in Schedule 2 of the Terms and such activity shall not constitute a violation of this Separation Agreement or your Employment Agreement.

5.	Waiver and Release

In exchange for the Severance Benefits the Company will provide you under this Separation Agreement, you release and forever discharge the Company, ABM Industries Incorporated, and all of their respective past, present or future subsidiaries, affiliates, related persons or entities, including but not limited to its officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns (collectively the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Company as of the date you sign this Separation Agreement including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship including any claims relating to the intellectual property and related know-how commonly known as “Unified Workforce” or the “Unified Workforce Platform” (“Claims”) which you or your heirs, successors, executors, or other representatives may have. All such Claims are forever barred by this Separation Agreement regardless of the forum in which such Claims might be brought, including, but not limited to, Claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Separation Agreement.

In addition, by signing this Separation Agreement you acknowledge and agree that you are not aware of any actions or inactions by the Company or any of the Released Parties that you believe may constitute bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission, any violation of federal law, or any violation of the Company’s Code of Business Conduct.

The above release does not waive claims (i) for vested rights under employee benefit plans as applicable on the date you sign this Separation Agreement, (ii) that may arise after you sign this Separation Agreement, (iii) which cannot be released by private agreement, or (iv) under this Separation Agreement. In addition, the Company agrees that the above release does not extend to, release or modify any rights to indemnification, defense, or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, the General Corporation Law of the State of Delaware, California Labor Code Section 2802 or any other state or federal law or regulations.

Waiver of California Civil Code § 1542. To effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of §1542, and to implement a full and complete release of all claims, you expressly acknowledge this Separation Agreement is intended to include in its effect, without limitation, all causes of action or claims you do not know or suspect to exist in your favor at the time of signing this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such causes of action or claims.

6.	Covenant Not To Sue

You understand that following the Effective Date (as defined below), the release herein will be final and binding. You promise that you will not pursue any claim that you have settled by this release. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except this promise not to sue stated in this paragraph does not apply to claims that you may have under the OWBPA and the ADEA. You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. You have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Separation Agreement is intended to prohibit you from disclosing this Separation Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company.

7.	Material Breach

You agree that in the event of any breach or threatened breach of any provision of Paragraph 4 of this Separation Agreement or of Section 5 of the Employment Agreement, the Company will have no further obligation to pay or provide any unpaid Severance Benefits, may terminate the Transition Period with no further obligations, and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or ABM-affiliated companies will also be entitled to specific performance by you. Nothing in this Separation Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement you may have signed. Despite any breaches, your other obligations under this Separation Agreement will remain in full force and effect.

8.	Re-Employment

If you are offered and accept re-employment with the Company, you must refund the value of any Severance Benefit remaining before the end of the period for which you have received a Severance Benefit and the payment of any remaining Severance Benefits will cease upon such re-employment with the Company.

9.	Notice and Revocation Periods

This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on your signing and not revoking this Separation Agreement and the Release. You will have 21 calendar days from the date hereof to consider this Separation Agreement. If you choose to sign the Separation Agreement before the end of that 21-day period, you certify that you did so voluntarily for your own benefit and waived the right to consider this Separation Agreement for the entire 21-day period. You agree that changes to this Separation Agreement, whether material or immaterial, do not restart the running of the 21-day period for you to consider the Separation Agreement. After you have signed this Separation Agreement, you may revoke your consent to it by delivering written notice signed by you to Sarah McConnell, ABM Industries, 551 Fifth Avenue New York, NY 10176, on or before the seventh calendar day after you sign it. If you do not revoke this Separation Agreement within seven calendar days after you sign it, it will be final, binding, and irrevocable (“Effective Date”).

Even if you revoke this Separation Agreement, Section 1(a) hereof will remain in effect and is effective on the date of this Separation Agreement.

10.	Return of Property

You affirm that you have returned, or will return, to the Company all Company Property, as described more fully below, with the exception of documents relating to compensation or benefits to which you are entitled following the termination of your employment. Company Property includes company-owned motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium You further agree that you will not retain any copies or duplicates of any such Company Property.

11.	Positions Held As ABM Representative

If during employment you held any membership or position as a representative of ABM for any outside organization (such as BOMA, IR EM, IFMA or BSCIA), or as a trustee for a union trust fund (such as a Taft-Hartley or similar fund), you agree that you will resign from such membership or position, or trustee position effective at the end of the Notice Period or earlier upon request of the Company, and you agree to cooperate fully with ABM in any process whereby ABM designates a new representative to replace the position vacated by you.

12.	Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement, and not on any other promise made by the Company or ABM Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement contains the entire agreement between the Company, other ABM Companies and you regarding your departure from the Company, except that all post-employment covenants contained in your Employment Agreement remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Employment Agreement or any Company severance policy. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the State of California. The parties agree that any disputes between them regarding this Separation Agreement shall be filed in state or federal court in Orange County, California. In an action to enforce any term or terms of this Separation Agreement or to seek damages for breach of this Separation Agreement, the prevailing party in that action shall be entitled to recover reasonable attorneys’ fees. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement. Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Separation Agreement are severable. If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

Sincerely,

/s/ Sarah H. McConnell	September 25, 2015
On behalf of the Company	Date

I do hereby acknowledge and accept the terms of, and agree to, this Separation and Transition Agreement.

/s/ Tracy K. Price	September 24, 2015
TRACY K. PRICE	Date

EXHIBIT A

Transition Period

Services to be provided during the Transition Period:

•	Assist the Company, as requested, with respect to its strategic plan and related transition.

EXHIBIT B

Form of Release

I have been provided with the opportunity to sign this Release (this “Release”) by ABM Industries Incorporated (“Company” or “ABM”), as a part of and pursuant to my Separation and Transition Agreement (the “Separation Agreement”) dated September 2, 2015 with ABM, in order to receive the Severance Benefits (as defined in the Separation Agreement). Terms used but not defined herein shall have the meaning given in the Separation Agreement.

I hereby agree as follows:

1.  STATUS OF EMPLOYMENT

My employment with the Company ended January 11, 2016 (“Separation Date”). I acknowledge (a) receipt of all compensation and benefits due through the date I sign this Release as a result of services performed for the Company (other than the Severance Benefits); and (b) I have reported to the Company any and all work-related injuries incurred during employment.

2.  WAIVER AND RELEASE

In exchange for the Severance Benefits, I release and forever discharge the Company, ABM Industries Incorporated, and all of their respective past, present or future subsidiaries, affiliates, related persons or entities, including but not limited to its officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns (collectively the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which I may have or claim to have against the Company as of the date I sign this Release including, without limitation, any and all claims related or in any manner incidental to my employment with the Company or termination of that employment relationship including any claims relating to the intellectual property and related know-how commonly known as “Unified Workforce” or the “Unified Workforce Platform” (“Claims”) which I or my heirs, successors, executors, or other representatives may have. All such Claims are forever barred by this Release regardless of the forum in which such Claims might be brought, including, but not limited to, Claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. I understand that this is a general waiver and release of all claims, known or unknown, that I may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of my execution of this Release.

In addition, by signing this Release I acknowledge and agree that I am not aware of any actions or inactions by the Company or any of the Released Parties that I believe may constitute bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission, any violation of federal law, or any violation of the Company’s Code of Business Conduct.

The above release does not waive claims (i) for vested rights under employee benefit plans as applicable on the date I sign this Release, (ii) that may arise after I sign this Release, (iii) which cannot be released by private agreement or (iv) to the Severance Benefits pursuant to the terms of the Separation Agreement. In addition, the Company agrees that the above release does not extend to, release or modify any rights to indemnification, defense or advancement of expenses to which I am entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, the General Corporation Law of the State of Delaware, California Labor Code Section 2802 or any other state or federal law or regulations.

Waiver of California Civil Code § 1542. To effect a full and complete release as described above, I expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of §1542, and to implement a full and complete release of all claims, I expressly acknowledge this Release is intended to include in its effect, without limitation, all causes of action or claims I do not know or suspect to exist in my favor at the time of signing this Release, and that this Release contemplates the extinguishment of any such causes of action or claims.

3.  COVENANT NOT TO SUE

I understand that following the Release Effective Date (as defined below), the release herein will be final and binding. I promise that I will not pursue any claim that I have settled by this release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except this promise not to sue stated in this paragraph does not apply to claims that I may have under the OWBPA and the ADEA. I further understand that nothing in this release generally prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release I am waiving my right to individual relief based on claims asserted in such a charge or complaint. I have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Release is intended to prohibit me from disclosing this Release or the Separation Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and I may do so without notifying the Company.

4.  MATERIAL BREACH

I agree that in the event of any breach or threatened breach of any provision of Paragraph 4 of the Separation Agreement or of Section 5 of the Employment Agreement (with the clarification regarding permitted activities set forth in the Separation Agreement), the Company will have no further obligation to pay or provide any unpaid Severance Benefits and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or ABM-affiliated companies will also be entitled to specific performance by me. Nothing in this Release shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement I may have signed. Despite any breaches, my other obligations under this Release and the Separation Agreement will remain in full force and effect.

5. NOTICE AND REVOCATION PERIODS

This Release is important. I have been advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice I value, such as an accountant or financial advisor. I understand that the Severance Benefits are contingent on my signing and not revoking this Release. I understand that I have 21 calendar days from the Separation Date to consider this Release. If I choose to sign this Release before the end of that 21-day period, I certify that I did so voluntarily for my own benefit and waived the right to consider this Release for the entire 21-day period. I agree that changes to this Release, whether material or immaterial, do not restart the running of the 21-day period for me to consider this Release. After I have signed this Release, I may revoke my consent to it by delivering written notice signed by me to Sarah McConnell, ABM Industries, 551 Fifth Avenue New York, NY 10176, on or before the seventh calendar day after I sign it. If I do not revoke this Release within seven calendar days after I sign it, it will be final, binding, and irrevocable (“Release Effective Date”).

6. RETURN OF PROPERTY

I affirm that I have returned to the Company all Company Property, as described more fully below, with the exception of documents relating to compensation or benefits to which I am entitled following the termination of my employment. Company Property includes company-owned motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium I further agree that I will not retain any copies or duplicates of any such Company Property.

7. NATURE OF RELEASE

By signing this Release, I acknowledge that I am doing so freely, knowingly and voluntarily. I acknowledge that in signing this Release I have relied only on the promises written in this Release and the Separation Agreement, and not on any other promise made by the Company or ABM Companies. This Release is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Release and the Separation Agreement contains the entire agreement between the Company, other ABM Companies and me regarding my departure from the Company, except that all post-employment covenants contained in my Employment Agreement remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Employment Agreement or any Company severance policy. This Release may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and me. Except as otherwise provided, this Release will be interpreted and enforced in accordance with the laws of the state in which I work. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Release. Nothing in this Release shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Release and the Separation Agreement are severable. If any provision of this Release or the Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Release and the Separation Agreement.

TRACY K. PRICE

Date: _______________________, 2016

Acknowledged and agreed:

ABM INDUSTRIES INCORPORATED

By:
Name:
Title: